EXHIBIT 10.1

TRANSFER AGREEMENT AND BILL OF SALE

THIS TRANSFER AGREEMENT AND BILL OF SALE (this “Agreement”) is entered into as of May 23, 2013 by and between Janssen Pharmaceuticals, Inc., a Pennsylvania corporation having its principal place of business at 1125 Trenton-Harbourton Road, Titusville, NJ 08560 (“Buyer”), and Redpoint Bio Corporation, a Delaware corporation having its principal place of business at Albert Einstein HC Network, 5501 Old York Road, Philadelphia, PA 19141 (“Seller”).

1. Transfer Price; Acquired Assets. For and in consideration of the sum of three hundred thousand United States dollars ($300,000), payable in the manner set forth in Section 5 below and subject to the conditions described therein, Seller hereby sells, transfers and assigns to Buyer, and Buyer hereby accepts the sale, transfer and assignment of, Seller's right, title and interest in all the assets of Seller associated with its research programs concerning transient receptor potential channel type M5 (Trp-M5) (collectively, the “Acquired Assets”), including those identified on Exhibit A hereto. Nothing herein shall be deemed or construed as an assumption by Buyer of, and Buyer does not hereby assume, any obligations or liabilities of Seller with respect to any of the Acquired Assets, other than obligations incurred and arising after the date hereof under the Services Agreement (as defined on Exhibit B) that are assumed pursuant to the Assignment and Assumption among Buyer, TaconicArtemis GmbH and Seller dated as of the date hereof (the “Assignment Agreement”).

2. Delivery. The Acquired Assets are located at the locations specified on Exhibit A. With respect to the Acquired Assets located at the facility of Taconic Farms, Inc. (“Taconic”) in Albany, NY, delivery shall be effective upon the execution of the Assignment Agreement and the risk of loss thereof shall pass to Buyer at such time. Seller shall package all other Acquired Assets and ship them, at Buyer's expense using a carrier designated by Buyer, for delivery no later than ten business days following the date hereof to a destination named by Buyer. Seller shall also arrange for such insurance coverage for the shipment as Buyer may instruct, the cost of which insurance shall be borne by Buyer. Risk of loss of the Acquired Assets so shipped will pass to Buyer upon delivery to Buyer’s designated carrier.

3. Representations & Warranties as to the Assets. THE ACQUIRED ASSETS ARE SOLD AS-IS, WHERE IS, WITH ALL FAULTS; however, Seller represents and warrants that: (a) it has good and marketable title to the Acquired Assets, free and clear of all liens, security interests and other encumbrances; (b) to Seller’s knowledge, the mouse embryos included in the Acquired Assets have been appropriately stored at all times and most of the embryos of each genetic line will be viable upon thawing; (c) the Services Agreement is in full force and effect and Seller is not in breach thereof; and (d) the Services Agreement is assignable to Buyer and all consents necessary to make such assignment have been obtained. SELLER MAKES NO OTHER WARRANTY OF ANY KIND WITH RESPECT TO THE ACQUIRED ASSETS AND DISCLAIMS ALL OTHER WARRANTIES WITH RESPECT TO THE ACQUIRED ASSETS, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

4. Representations and Warranties as to Seller. Notwithstanding the disclaimers in Section 3 above, Seller represents and warrants that: (a) Seller has not made a general assignment for the benefit of creditors, and no proceeding has been instituted by or against Seller seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of its debts under any law relating to bankruptcy, insolvency or reorganization; (b) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (i) have been duly authorized by all necessary corporate action on the part of Seller, (ii) do not conflict with Seller’s charter, bylaws or contractual obligations, (iii) do not require the consent or approval of any person that has not yet been obtained, (iv) are not prohibited by any judgment or order of any arbitrator, court or other governmental authority, and (v) are not being challenged in or by any claim, action, suit or other legal proceeding pending against Seller, its directors, or any of its officers, and (c) the Acquired Assets do not constitute “all or substantially all” of Seller’s property and assets within the meaning of Section 271 of the Delaware General Corporation Law.

5. Manner of Payment. Seller hereby acknowledges receipt of the sum of seventy-five thousand dollars ($75,000), and further acknowledges that such payment, together with Buyer’s covenant to pay the additional sums indicated below upon the satisfaction of the conditions set forth in this paragraph, constitutes sufficient consideration for the Acquired Assets. Buyer’s obligation to pay such additional sums shall be contingent upon the confirmation by Taconic, or another third party selected by mutual agreement of Buyer and Seller, of the production, from transgenic mouse embryos included in the Acquired Assets, of at least two viable live mice, of the proper genotype, for one or more of the three genetic lines described in Exhibit A, as follows: upon such confirmation with respect to (a) the first to be confirmed of genetic line 9244 (Trp-M5 knock-out/Zs Green knock-in) and genetic line 8188 (Trp-M5 knock-down), Buyer shall be obligated to pay one hundred thousand dollars ($100,000), (b) the second to be confirmed of genetic line 9244 and genetic line 8188, Buyer shall be obligated to pay seventy-five thousand dollars ($75,000), and (c) genetic line 8301 (Trp-M4 knock-down), Buyer shall be obligated to pay fifty thousand dollars ($50,000). Each of the foregoing payments shall be made no more than once, such that the maximum amount payable by Buyer for the Acquired Assets is three hundred thousand dollars ($300,000). Seller further acknowledges that if confirmation of viability in accordance with this Section 5 is not received for a particular genetic line after reasonable, repeated attempts to produce viable mice for such line, Buyer shall have no payment obligation for such particular genetic line, but Buyer shall still be obligated to pay Seller the consideration set forth above for the other genetic lines if confirmation of viability is received for such other genetic lines. The fees and expenses of the third party shall be borne by Buyer, and Buyer shall instruct the third party to conduct the activities necessary for a reasonable number of attempts to determine viability and proper genotype for each of the three sets of embryos as promptly as is reasonably practicable. All dollar amounts in this Agreement refer to United States dollars. Buyer, or Janssen Research & Development, LLC or another affiliate of Buyer, acting as paying agent for Buyer, will make payments due to Seller under this Agreement.

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6. Governing Law; Dispute Resolution. Any controversy or claim arising out of or relating to this Agreement, including any such controversy or claim involving the parent company, subsidiaries, or other affiliates of any party (a “Dispute”), shall first be submitted to mediation according to the Commercial Mediation Procedures of the American Arbitration Association (“AAA”) (see www.adr.org). Such mediation shall be attended on behalf of each party for at least one session by a senior business person with authority to resolve the Dispute. Any period of limitations that would otherwise expire between the initiation of the mediation and its conclusion shall be extended until 20 days after the conclusion of the mediation. Any Dispute that cannot be resolved by mediation within 45 days of notice by one party to the other of the existence of a Dispute (unless the parties agree to extend that period) shall be resolved by arbitration in accordance with the Commercial Arbitration Rules of the AAA (“AAA Rules”; see www.adr.org) and the Federal Arbitration Act, 9 U.S.C. §l et seq. The arbitration shall be conducted in New Jersey, by one arbitrator appointed in accordance with the AAA Rules. The arbitrator shall follow the ICDR Guidelines for Arbitrators Concerning Exchanges of Information in managing and ruling on requests for discovery. The arbitrator, by accepting appointment, undertakes to exert her or his best efforts to conduct the process so as to issue an award within eight months of her or his appointment, but failure to meet that timetable shall not affect the validity of the award. The arbitrator shall decide the Dispute in accordance with the substantive law of New Jersey. The arbitrator may not award punitive or consequential damages, nor may the arbitrator apply any multiplier to any award of actual damages, except as may be required by statute. The award of the arbitrator may be entered in any court of competent jurisdiction.

7. Miscellaneous.

(a)        Further Assurance. At Buyer’s reasonable request, Seller shall provide such information and take such actions as may be deemed reasonably necessary in order more effectively to transfer, convey and assign to Buyer, and to confirm Buyer’s title to, the Acquired Assets. In furtherance and not limitation of the foregoing, within seven days of the date hereof, Seller shall pay the sum of ten thousand dollars ($10,000) to Taconic as contemplated by the letter from Seller to Taconic dated April 2, 2013.

(b)        Entire Agreement. This Agreement contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes all prior negotiations, discussions, communications, understandings and agreements between the parties relating to the subject matter hereof.

(c)        Amendments. This Agreement may be amended, modified or supplemented, and the terms hereof may be waived, in each case only by a written instrument executed by the parties hereto.

(d)        Notices. Communications required or permitted hereunder shall be in writing and sent by certified mail or by courier. Communications shall be sent to Seller at the address set forth above to the attention of Scott Horvitz, and to Buyer to the attention of Keith Demarest at Janssen Research & Development, LLC, 920 US Route 202 South, Raritan NJ 08869.

(e)        Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together constitute one and the same instrument.

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IN WITNESS WHEREOF, the undersigned have caused their duly authorized officers to execute this Transfer Agreement and Bill of Sale on the day and year first above written.

SELLER		BUYER

Redpoint Bio Corporation		Janssen Pharmaceuticals, Inc.

By:	/s/ Scott Horvitz	By:
	Name: Scott Horvitz	Name:
	Title: President & CEO	Title:

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IN WITNESS WHEREOF, the undersigned have caused their duly authorized officers to execute this Transfer Agreement and Bill of Sale on the day and year first above written.

SELLER	BUYER

Redpoint Bio Corporation	Janssen Pharmaceuticals, Inc.

By:	By:	/s/ Steve Bariahtaris
Name:		Name: Steve Bariahtaris
Title:		Title: Treasurer

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EXHIBIT A

Update on Sealed Bid Auction

Trp-M5 assets

[See attached]

Redpoint Bio Corporation

Update on Sealed Bid Auction

-Trp-M5 assets -

Redpoint Bio Corporation has solved the software issue impacting the ability to search its electronic database. CDs containing SD files of those proprietary compounds that we reasonably believe are covered by the issued '168 and '831patents cited below are now available. Also included in the CDs are excel files containing estimates of physical quantities of compounds in storage as well as relevant potency data. The compound set includes the majority of those exhibiting significant activity in Redpoint's in-vitro screens. Details concerning the remaining compounds, including laboratory notebooks, will be made available only to the successful bidder, in order to avoid IP contamination. Please reconfirm with Dr. Clive Hammant the address of the designated recipient for the CD, which will be shipped via Federal Express unless otherwise directed.

Redpoint plans to sell all of its Trp-M5 assets, accumulated during a five year research period, via sealed bid auction on or about February 28, 2013. Hammant LLC, Yardley, PA, is assisting in the coordination of that auction. Please address any associated questions or inquiry to:

Dr. Clive Hammant

hammantllc@verizon.net

1-215-579-2163

Trp-M5 receptors are expressed with relatively high frequency in intestinal, pancreatic and prostatic tissues but this expression can vary depending on the cell state and the specific tissue cell makeup. Receptor inhibition has been linked to modulation of insulin secretion and taste signaling in experimental animal and isolated organ models. Similarly, induced Trp-m5 knock down mice gain less weight than their un-induced litter mates and Trp-m5 knockout mice are resistant to weight gain and metabolic effects of a high fat diet.

Redpoint Bio’s Trp-M5 assets provide a unique set of research tools for probing the underlying basis of insulin and GLP-1 release, gastric and intestinal motility and the inhibition of appetite. Those assets are securely held at its facility in Philadelphia PA (Except for the transgenic mouse embryos which are cryopreserved at Taconic in Albany, NY). They comprise:

•	A total of 1134 transgenic mouse embryos created under contract and cryopreserved at Taconic, Albany, NY. The mouse lines cover:

o	273 Trp-M5 knock-out/Zs Green Knock-in embryos – Proprietary genetic line 9244

o	480 Inducible Trp-M5 knock down embryos – Proprietary genetic line 8188

o	381 Inducible Trp-M4 knock-down embryos – Proprietary genetic line 8301

•	Redpoint Bio believes that the embryos have been appropriately stored at all times and that most, if not all, of the embryos will be viable upon thawing

•	Laboratory notebooks with chemical synthesis routes, covering the period 2006-2011

•	Over 1,000 chemically novel and proprietary compounds synthesized by Redpoint Bio and held in dry powder form at room temperature. Compounds are in three distinct structural series; approximately 500 with specific Trp-M5 apparent affinities ranging between 1 nM-10 µM in FLIPR assay. Compounds of interest were additionally counter-screened in Trp-M4, Trp-A1, Trp-V1, Trp-M8 and diabetes counter-screens. Many have properties indicating that they are potentially druggable but most have not been tested in either safety or other activity cassettes. Selected compounds have been tested additionally in Lac-Z knock-in / Trp-M5 knock-out mice line T1178 provided by Charles River Laboratories.

•	Issued patents:

o	US Patent 8,193,168 – Use of a Trp-M5 inhibitor to regulate insulin and GLP-1 Release

o	US Patent 7,674,831 - Heterocyclic Compounds as Sweetness Enhancers

o	US Patent 7,749,730 - HTS assay for the Trp-M5 Ion Channel

o	US Patent 7,875,452 – A Non-desensitizing Mutant of the Trp-M5 Ion Channel

•	Patent applications:

o	Most have been allowed to lapse

Redpoint Bio Corporation makes no warranties, either expressed or implied, concerning the Trp-M5 assets. The assets will be auctioned “AS IS” in a single block.

Bidding Process:

o	Redpoint Bio Corporation has set a reserve price of $250,000 (Two hundred and fifty thousand dollars) on the Trp-M5 assets as described above.

o	Sealed bids for the Trp-M5 assets should be mailed (or delivered via courier) to Mr. Horvitz, as follows:

Mr. Scott Horvitz

Chief Financial Officer

Redpoint Bio Corporation

Albert Einstein HC Network

5501 Old York Road

Philadelphia PA 19141, USA

shorvitz@redpointbio.com

o	To receive consideration, bids must be received on or before Friday February 28, 2013

o	Bidders will be notified in writing on or before Wednesday March 13, 2013 concerning their bid outcome

o	The successful bidder will arrange for payment by wire or cashier’s check on or before Wednesday March 20, 2013. Recipient Account details will be provided.

Disposal of Assets / Technical Transfer / Technical Support:

o	The successful bidder will be responsible at his/her own cost for arranging for the re-assignment of any Trp-M5 intellectual property currently assigned to Redpoint Bio. Redpoint Bio will promptly provide the appropriate authorizations for such activities.

o	The successful bidder will coordinate with Redpoint Bio at its own cost for the prompt pick-up of the physical Trp-M5 assets from their current locations in Philadelphia, PA and Albany, NY.

o	Advice concerning past research activities and other technology transfer issues can be provided on a part-time consultancy basis by R. Kyle Palmer PhD (contact details available separately.) Dr. Palmer is a research pharmacologist formerly employed by Redpoint Bio.

EXHIBIT B

Services Agreement

For purposes of the Transfer Agreement and Bill of Sale by and between Janssen Pharmaceuticals, Inc. and Redpoint Bio Corporation dated as of May 23,2013, the “Services Agreement” shall mean that certain Services Agreement between Redpoint Bio Corporation and TaconicArtemis GmbH having an effective date of June 22, 2007, as amended by an Amendment dated June 20, 2008 and supplemented by Work Order #1 dated July 10, 2007 and Work Order #2 dated November 7, 2007.